Exhibit 99.1

DANDRIT BIOTECH ANNOUNCES FILING OF LISTING APPLICATION TO THE NASDAQ CAPITAL MARKET

LOS ANGELES, CA - February 23, 2018 - DanDrit Biotech USA, Inc. (“DanDrit”) finalized its acquisition (the “Acquisition”) of Enochian Biopharma Inc. (“Enochian”) on February 16, 2018. Enochian develops innovative proprietary technologies in HIV/AIDS. DanDrit believes that through the acquisition, Enochian's technologies will enhance DanDrit's research and development efforts and add to its pipeline.

The stockholders of Enochian received as consideration 50% of the number of shares of DanDrit’s common stock issued and outstanding upon the Acquisition, after giving effect to the private placements, the warrant exercises and the acquisition, and expenses related to the acquisition. The stockholders of Enochian will also have the right receive pro rata shares of DanDrit's common stock upon the exercise of any of DanDrit's warrants currently outstanding. In total, the stockholders of Enochian received 18,081,962 shares of DanDrit’s common stock.

DanDrit intends to change its name to Enochian BioSciences, Inc. and to relocate its headquarters to Los Angeles, California.

Enochian has a perpetual, sole and exclusive worldwide license form Weird Science LLC for its intellectual property rights in its technologies for the prevention treatment and potential cure of HIV/AIDS in humans.

Weird Science LLC and RS Group ApS, a stockholder of DanDrit have entered into an Investor Rights Agreement, and a Standstill & Lock-Up Agreement with a term of two years.

In total, DanDrit has raised $18,000,000 cash in new equity financing, and DanDrit now has more than 300 shareholders of record.

DanDrit has filed an application for listing on the Nasdaq Capital Market.

About DanDrit

DanDrit Biotech USA, Inc. (OTCQB: DDRT) is a publicly traded, development stage, biopharmaceutical company with a 15 year history in the biotechnology industry developing immunotherapies for various types of cancer. DanDrit is currently engaged in development of innovative treatments for HIV and colon cancer. For more information, visit www.enoc.us.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes,” “plans," "expects," “potential” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in DanDrit's most recent Annual Report on Form 10-K filed with the SEC and risks specific to the matters described herein, such as the success of the technology described herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and DanDrit undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.